Exhibit 99.1

Xtant Medical Announces Closing of Debt Restructuring

BELGRADE, MT, October 1, 2020 – Xtant Medical Holdings, Inc. (NYSE American: XTNT), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today announced that it has completed its previously announced debt restructuring transaction.

The primary purpose of the restructuring was to improve Xtant’s capital structure by reducing its outstanding debt, which the Company expects will facilitate future access to capital markets for investment in its growth initiatives, and regain compliance with the NYSE American’s continued listing standards.

“We are pleased to have completed this debt restructuring transaction, which significantly reduced Xtant’s total indebtedness to less than $16 million under our credit facility, lowered our cost of debt to more serviceable levels, and will allow us to focus on further improving the Company’s operating model and growth profile,” said Sean Browne, President and CEO of Xtant Medical.

As part of the transaction, Xtant issued approximately 57.8 million shares of its common stock to the lenders under its credit facility in exchange for approximately $40.8 million of the aggregate outstanding principal amount of loans outstanding under the credit facility, as well as, without duplication, approximately $21.1 million of the outstanding amount of PIK Interest (as defined in the credit agreement) (such loans and PIK Interest, referred to as the “exchanging loans”), plus all other accrued and unpaid interest on the exchanging loans outstanding as of the closing date, at an exchange price of $1.07 per share.

Xtant and the lenders also amended the credit agreement to extinguish loans in an aggregate principal amount equal to the exchanging loans outstanding thereunder together with all accrued and unpaid interest thereon, add loans in an aggregate principal amount equal to a portion of the prepayment fee payable thereunder in respect of the exchanging loans and exchange the remaining portion of the prepayment fee for an additional 0.9 million shares of its common stock, reduce the amount of additional credit availability thereunder to $5 million, eliminate the Revenue Base financial covenant, and reduce the interest rate to a rate per annum equal to the sum of (i) 7.00% plus (ii) the higher of (x) the LIBO Rate (as such term is defined in the credit agreement) and (y) 1.00%.

As a result of the completion of the debt restructuring transaction, OrbiMed Royalty Opportunities II, LP and ROS Acquisition Offshore LP, which are funds affiliated with OrbiMed Advisors LLC, own, in the aggregate, approximately 94.5% of Xtant’s outstanding common stock and all other existing stockholders of Xtant own approximately 5.5% of the outstanding common stock. Under the terms of the previously announced Restructuring and Exchange Agreement between Xtant and the lenders, Xtant agreed to launch a rights offering after completion of the debt restructuring to allow Xtant stockholders the opportunity to purchase Xtant common stock at the same price per share as the $1.07 per share exchange price used in the debt restructuring.

About Xtant Medical Holdings, Inc.

Xtant Medical Holdings, Inc. (www.xtantmedical.com) is a global medical technology company focused on the design, development, and commercialization of a comprehensive portfolio of orthobiologics and spinal implant systems to facilitate spinal fusion in complex spine, deformity and degenerative procedures. Xtant’s people are dedicated and talented, operating with the highest integrity to serve our customers.

The symbols ™ and ® denote trademarks and registered trademarks of Xtant Medical Holdings, Inc. or its affiliates, registered as indicated in the United States, and in other countries. All other trademarks and trade names referred to in this release are the property of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continue,” “future,” “will,” “may,” “continue,” similar expressions or the negative thereof, and the use of future dates. Forward-looking statements in this release include the Company’s expectations regarding the effect and benefits of the debt restructuring transaction and subsequent rights offering. The Company cautions that its forward-looking statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: risks and uncertainties surrounding the restructuring transactions, including without limitation, the Company’s ability to regain compliance with the continued listing standards of the NYSE American and maintain its listing, and the timing and success of the anticipated rights offering; the effect of the COVID-19 pandemic on the Company’s business, operating results and financial condition; the Company’s future operating results and financial performance; the ability to increase or maintain revenue; the ability to remain competitive; the ability to innovate and develop new products; the ability to engage and retain qualified personnel; government and third-party coverage and reimbursement for Company products; the ability to obtain and maintain regulatory approvals and comply with government regulations; the effect of product liability claims and other litigation to which the Company may be subject; the effect of product recalls and defects; the ability to obtain and protect Company intellectual property and proprietary rights and operate without infringing the rights of others; the ability to service Company debt, comply with its debt covenants and access additional indebtedness; the ability to obtain additional financing and other factors. Additional risk factors are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by subsequent disclosures in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 and in future Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Investors are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this cautionary statement.

Investor Relations Contact

David Carey

Lazar FINN

Ph: 212-867-1762

Email: david.carey@finnpartners.com